Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 14, 2014, with respect to the financial statements of Pinebrook, LLC, for the nine months ended September 30, 2013 and the year ended December 31, 2012, included in the Current Report of NorthStar Healthcare Income, Inc. on Form 8-K/A filed on March 14, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-11 (File No. 333-170802) of NorthStar Healthcare Income, Inc. and the related Prospectus Supplement No. 20 dated March 24, 2014 to the Prospectus dated April 22, 2013, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

March 24, 2014